EXHIBIT 10.22

Portions of this Exhibit 10.22 have been omitted based upon a request for confidential treatment. This Exhibit 10.22, including the non-public information, has been filed separately with the Securities and Exchange Commission “[*]” designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.

This CONVERSION SERVICES AGREEMENT (this “Agreement”) is made this 17th day of November 2006 by and between,

Haynes International, Inc., a corporation organized and duly existing under the laws of the State of Delaware, having its head office at 1020 West Park Avenue, Kokomo, Indiana 46904-9013, hereinafter referred to as “HAYNES”;

and

Titanium Metals Corporation, a corporation organized and duly existing under the laws of the State of Delaware, having its head office at 5430 LBJ Freeway, Suite 1700, Dallas, TX 75240, hereinafter referred to as “TIMET.”

HAYNES and TIMET are each hereinafter individually referred to as a “Party” or collectively as the “Parties.”

RECITALS

A. Contemporaneous with the entry into this Agreement, HAYNES and TIMET have entered into certain transactions evidenced by the Transaction Documents (as hereinafter defined);

B. TIMET requires, and HAYNES has agreed, to provide, the Titanium Conversion Services (as hereinafter defined);

C. HAYNES is technically capable of performing the Titanium Conversion Services;

D. In connection with its performance hereunder, Haynes will obtain know-how from TIMET that could competitively harm TIMET if Haynes were to perform Titanium Conversion Services on behalf of a competitor of TIMET; and

E. In order to increase TIMET’s competitiveness for customers against fully integrated titanium producers, TIMET needs long-term access to a guaranteed source of Titanium Conversion Services.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HAYNES and TIMET agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following defined terms have the meanings set forth in this Article 1:

“Acceptance Procedure” shall have the meaning set forth in Section 4.3(a).

“Access and Security Agreement” shall mean that certain Access and Security Agreement of even date herewith by and between HAYNES and TIMET.

“Affiliate” shall mean any legal corporation, entity, firm or person directly or indirectly owned by or under the same ownership as either Party, for so long as such ownership lasts. Ownership shall exist through the direct or indirect: (i) ownership or control of more than fifty percent (50%) of the nominal value of the issued equity share capital or of more than fifty percent (50%) of the shares entitling the holders to vote for the election of directors or officers or persons performing similar functions, or (ii) right by any other means to elect or appoint directors, officers or persons performing similar functions, who have a majority vote.

“Agreement” shall mean this Conversion Services Agreement, and each of the exhibits attached hereto and forming an integral part hereof, as the foregoing may from time to time hereafter be amended, supplemented or modified.

“Arbitration Demand” shall have the meaning set forth in Section 12.2(b).

“Arbitration Response” shall have the meaning set forth in Section 12.2(c).

“Base Prices” shall mean the base prices set forth and/or calculated pursuant to Section 3.1.

“CC Termination” shall have the meaning set forth in Section 13.2(c).

“Change in Control” shall mean (i) a merger or consolidation of HAYNES where HAYNES is not the surviving entity or the current stockholders of HAYNES hold less than 50% of the voting securities of HAYNES after such merger or consolidation, (ii) any person (as defined in the Exchange Act) (other than HAYNES, any of its subsidiaries or any trustee, fiduciary or other person holding securities under any employee share ownership plan or any other employee benefit plan of HAYNES or any of its subsidiaries), together with its affiliates and associates (as such terms are defined in Rule 12b-2 under the Exchange Act), shall have become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 50% or more of the outstanding voting securities of HAYNES, (iii) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of HAYNES, or the Operating Assets, or (iv) any other transaction or series of related transactions effectively changing the control of HAYNES to any person or entity.

“Confidential Information” shall have the meaning set forth in Section 9.2.

“Damages” shall mean, collectively, any damage, liability, loss, or cost (including, but not limited to, reasonable attorneys’ fees and other costs and expenses directly related to proceedings or investigations or the defense of any claim), but shall not include any consequential or incidental damages suffered directly by a Party hereto, except as otherwise expressly indicated.

“Direct Cost” shall have the meaning set forth in Section 2.3(b).

“Dispute” shall mean any dispute, controversy, or claim between the Parties arising out of, relating to, or connected with this Agreement or the breach or invalidity hereof.

“Effective Termination Date” shall have the meaning set forth in Section 13.2(c).

“Event of Default” shall have the meaning set forth in Section 5.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Force Majeure” shall have the meaning set forth in Section 8.1.

“4-High Facility” shall have the meaning set forth under the term “Mill” as defined in the Access and Security Agreement.

“HAYNES” shall have the meaning set forth in the introduction hereto.

“HAYNES Successor” shall have the meaning set forth in Section 11.2.

“Joint Proprietary Information” shall have the meaning set forth in Section 2.6.

“Liquidated Damages” shall have the meaning set forth in Section 5.3(a).

“Loan Date” shall have the meaning set forth in Section 2.1(c).

“Material” shall mean any and all titanium material delivered by TIMET or its designee(s) to HAYNES for Titanium Conversion Services performed hereunder.

“Maximum Annual Volume” shall have the meaning set forth in Section 2.1(a).

“Maximum Cycle Time” shall mean the Maximum Cycle Time set forth on Exhibit A.

“Maximum Monthly Volume” shall have the meaning set forth in Section 2.1(e).

“Non-Compete Amendment” shall have the meaning set forth in Section 11.2.

“Non-Compete Amendment Fee” shall have the meaning set forth in Section 11.2.

“On-Time Delivery Rate” shall be the percentage of deliveries delivered on-time as calculated each month according to the following formula:

OTD = (TD - R)/TD

Where:

“OTD” is the On-Time Delivery Rate (expressed as a percentage).

“R” is the number of orders (by Purchase Order Number) delivered after the Scheduled Delivery Date.

“TD” is the total number of orders (by Purchase Order Number) scheduled for the calendar month.

“Operating Assets” shall mean the 4-High Facility, together with the “Equipment,” “Intellectual Property,” “Contract Rights” and “Real Estate” (as such terms are defined in the Access and Security Agreement), used in connection with the performance of the Titanium Conversion Services. The term “Operating Assets” as used herein shall be deemed to have the same meaning assigned to the term “Operating Assets” in the Access and Security Agreement.

“Option” shall have the meaning set forth in Section 2.1(b).

“Option Note” shall have the meaning set forth in Section 2.1(d).

“Option Notice” shall have the meaning set forth in Section 2.1(b).

“Parties” shall mean HAYNES and TIMET.

“Party” shall mean HAYNES or TIMET, as the case may be.

“Proprietary Information” shall have the meaning set forth in Section 2.6.

“Purchase Order Number” shall mean the unique TIMET identification associated with the complete processing of a single batch or heat of titanium.

“QTP Rate” means the Quality Throughput Pass rate or First Time Pass rate shall be calculated monthly in accordance with the following formula:

QTP = (TD-R)/TD

Where:

“QTP” is the Quality Throughput Pass rate (expressed as a percentage).

“R” it the total number of orders (measured by Purchase Order Number) rejected due to not meeting acceptance requirements of Section 4.3.

“TD” is the total number of orders (measured by Purchase Order Numbers) scheduled for the calendar month.

“Scheduled Delivery Date” shall mean the date HAYNES shall be required to deliver a titanium product resulting from its provision of Titanium Conversion Services determined based on the addition of the number of effective calendar days set forth on Exhibit A under the column with the heading “Maximum Cycle Times” to the date the relevant Submission Sheet is received by HAYNES.

“Steering Committee” shall have the meaning set forth in Section 2.1(c).

“Submission Sheet” shall mean a simplified order form issued for Material deemed by the Parties a purchase order from TIMET authorizing HAYNES to perform Titanium Conversion Services under this Agreement. The Submission Sheet will contain a summary listing of products required for the scheduled rolling campaign, the Purchase Order Number, heat number, product code reference, input weight and other relevant information.

“Termination Fee” shall have the meaning set forth in Section 13.2(c).

“Titanium Conversion Services” shall mean the processing of Materials performed with the Operating Assets and related equipment, which includes hot rolling and the related processes required to produce the products listed on Exhibit A.

“TIMET” shall have the meaning set forth in the introduction hereto.

“Transaction Documents” means, collectively, the Access and Security Agreement, this Agreement and the Option Note and any other document or instrument delivered in connection herewith or therewith.

ARTICLE 2

TITANIUM CONVERSION SERVICES

2.1	Maximum Volumes.

(a)
Upon the terms set forth herein, HAYNES agrees that for each year during the term of this Agreement, HAYNES shall supply TIMET or its designee(s) with Titanium Conversion Services on the Operating Assets of up to ten (10) million output pounds annually (as it may be increased as set forth in Section 2.1(b) below, the “Maximum Annual Volume”). The foregoing represents a capacity guarantee and HAYNES agrees that at all times during the term of this Agreement it shall dedicate to TIMET adequate capacity for the performance of Titanium Conversion Services on a timely basis as required herein subject to the Maximum Annual Volume and Maximum Monthly Volume. HAYNES shall be responsible for all capital equipment, trained personnel, maintenance, utilities and other expenses incurred to produce the products identified on Exhibit A.

(b)
TIMET shall have the option (the “Option”), exercisable by written notice (the “Option Notice”) from TIMET to HAYNES, to order Titanium Conversion Services of up to an additional ten (10) million output pounds annually (such that the Maximum Annual Volume shall be up to twenty (20) million output pounds annually); provided, however, that the Maximum Annual Volume shall not increase unless and until the occurrence of one of the events set forth in Section 2.1(c)(i) or (ii). After the Loan Date (as defined below), the increased volumes will be staged into HAYNES’ production schedule in mutually agreeable increments, provided that (i) no later than eighteen (18) months after the Loan Date, the Maximum Annual Volume shall be up to fifteen (15) million output pounds, and (ii) not later than thirty (30) months after the Loan Date and in all subsequent years, the Maximum Annual Volume shall be up to twenty (20) million output pounds.

(c)
Upon the delivery of the Option Notice, HAYNES and TIMET shall promptly form a steering committee consisting of two (2) representatives of each of HAYNES and TIMET (the “Steering Committee”). The Steering Committee will determine and approve any capital expenditures necessary to achieve the additional capacity. At TIMET’s option, TIMET may either (i) follow the Steering Committee’s determination, approve the necessary capital expenditures and offer to lend HAYNES up to an aggregate of Twelve Million Dollars ($12,000,000) for such capital investments; or (ii) without seeking Steering Committee approval, offer to lend HAYNES Twelve Million Dollars ($12,000,000) to use for capital investments that are required to achieve the additional capacity (the date HAYNES receives written notice of TIMET’s action under either (i) or (ii) to be referred to as the “Loan Date”).

(d)
HAYNES shall have up to two (2) months from the Loan Date to evaluate and obtain an alternative source of financing to the terms proposed by TIMET and set forth in Exhibit B attached hereto in order to fund the capital expenditures necessary to achieve the additional capacity. If HAYNES obtains an alternative source of financing within such two-month period, HAYNES will not be required to accept TIMET financing in order to satisfy the Option. If HAYNES does not obtain an alternative source of financing within such two-month period, HAYNES shall deliver to TIMET by the end of such period a secured promissory note (the “Option Note”) for the amount of the loan in the form attached hereto as Exhibit B. The Option Note will be secured as set forth in the Access and Security Agreement. The Steering Committee will continue to confer at regularly scheduled meetings on the needs and status of the capital expansion projects with respect to which the proceeds of the Option Note have been or will be utilized, to review progress reports of the project managers, and to develop project milestones and project plans as necessary and appropriate. The proceeds of the Option Note shall be utilized only for capital expenditures approved by the Steering Committee.

(e)
Any delivery by HAYNES of a product ordered during a calendar year and delivered in the subsequent calendar year shall not count against the Maximum Annual Volume for such subsequent calendar year, but will count against the Maximum Annual Volume for the year in which the product was ordered.

(f)
HAYNES will not be obligated to provide Titanium Conversion Services for any one-month period in excess of one hundred and twenty percent (120%) of one twelfth (1/12) of the Maximum Annual Volume (the “Maximum Monthly Volume”). Any late delivery of Titanium Conversion Services by HAYNES shall not count against the Maximum Monthly Volume. Any late delivery of Titanium Conversion Services by HAYNES that extends past the end of the year in which the services were ordered shall not count against the Maximum Annual Volume for any subsequent year. Any Titanium Conversion Services that TIMET determines pursuant to the Acceptance Procedure in Section 4.3 do not comply with the warranty set forth in Section 6.1 shall not count against the Maximum Monthly Volume or the Maximum Annual Volume.

(g)	TIMET will not be permitted to exercise the Option unless it has complied with the provisions of Section 3.4(b) for a period of at least the prior four months.

2.2
Cooperation. HAYNES and TIMET shall cooperate to determine HAYNES’ production scheduling of the Operating Assets consistent with the provisions of this Agreement. The Parties recognize that they need to cooperate to achieve TIMET and TIMET customer qualifications for process practices, operating procedures and product specifications for the Titanium Conversion Services. In cooperation with TIMET technical resources, HAYNES shall provide the necessary technical personnel to further develop process practices, operating procedures and product specifications required to achieve full product qualifications and performance target initiatives.

2.3	Product Codes.

(a)
Exhibit A sets forth a product code and pricing for each titanium product form currently expected to be manufactured utilizing Titanium Conversion Services. This list will be updated as required during the term of this Agreement.

(b)
In the event TIMET desires to develop new process practices, operating procedures and product specifications for Titanium Conversion Services for which a product code is not listed on Exhibit A, TIMET shall promptly notify HAYNES, and process practices, operating procedures and product specifications for such product codes shall be jointly developed by TIMET and HAYNES as promptly as reasonably practical. Once HAYNES and TIMET complete trials and agree upon the process practices, operating procedures, product specifications and Maximum Cycle Time, the product shall be assigned a product code. The Parties then promptly shall prepare and execute an updated Exhibit A to incorporate such new product and its corresponding Maximum Cycle Time, Base Price and product code. The initial Base Price for additional services provided under this Agreement shall be established at [ * ]. All capital costs incurred that are required to develop such process practices, operating procedures and product specifications for any product codes added to Exhibit A pursuant to this Section 2.3(b) shall be shared equally between the Parties and, unless otherwise agreed to in writing by the head of manufacturing of each Party, no process qualification may require a total capital expenditure in excess of [ * ]. TIMET shall reimburse HAYNES for the cost of trial rolling services performed while developing such process practices, operating procedures and product specifications for new product codes at [ * ].

2.4	Forecasts.

(a)
Annual Forecasts. No later than December 1st each year, TIMET will provide HAYNES with a forecast for the following calendar year of its anticipated monthly volume requirements by product code for Titanium Conversion Services. Within five (5) business days of receipt of TIMET’s forecast, HAYNES will provide to TIMET its scheduled production interruptions for holidays and maintenance. Prior to December 15, the Parties will exchange and reconcile the forecasts and scheduled interruptions to serve as the initial annual forecast by month for the upcoming year.

(b)
Scheduling of Conversion Services. During the third week of each calendar month, TIMET will supply to HAYNES a forecast of estimated Material quantities that will be scheduled for Titanium Conversion Services to be performed by HAYNES in the coming calendar month, which forecasts will be non-binding but made by TIMET in good faith.

2.5	Submission Sheets.

(a)	TIMET shall purchase Titanium Conversion Services from HAYNES on the basis of firm Submission Sheets.

(b)	Each Submission Sheet shall contain the following:

(i)	reference to this Agreement;

(ii)	the specific product code from Exhibit A;

(iii)	a Purchase Order Number;

(iv)
reference to standard process practice, operating procedures and product specifications (including but not limited to parameters associated with gauge, flatness, as rolled surface condition, yield and mechanical properties), which shall include but not be limited to standard operating procedures, rolling pass schedules, work instructions, heating practices and similar process instructions; and

(v)	such other information as the Parties reasonably agree is necessary or advisable for more efficient performance of this Agreement.

2.6
Ownership of Proprietary Information. TIMET shall retain sole and exclusive ownership of and all right, title and interest in and to all know-how, concepts, techniques, methodologies, ideas, process practices, operating procedures and product specifications, including all updates, modifications, improvements and enhancements thereof that relate to the provision of the Titanium Conversion Services (the “Proprietary Information”) provided or developed by TIMET prior to and during the term of this Agreement. TIMET shall also retain sole and exclusive ownership of Proprietary Information developed jointly by TIMET and HAYNES or any HAYNES Successor prior to and during the term of this Agreement (the “Joint Proprietary Information”). TIMET hereby grants HAYNES or any HAYNES Successor a non-exclusive, worldwide, fully paid and irrevocable license to use any Joint Proprietary Information; provided, however, that HAYNES cannot use such Joint Proprietary Information in competition with TIMET during the term of this Agreement. Furthermore, such license to use Joint Proprietary Information shall terminate automatically upon the occurrence of an Event of Default listed in Section 5.2(a) or 5.2(b) hereof. All Proprietary Information shall constitute Confidential Information within the meaning of Article 9 hereof; provided, however, that HAYNES or any HAYNES Successor shall be permitted to disclose Joint Proprietary Information as necessary to obtain the benefits of the license granted hereunder.

ARTICLE 3

PRICES AND PAYMENT

3.1	Base Prices.

(a)
The Base Prices for Titanium Conversion Services that are effective upon commencement of this Agreement are set forth in Exhibit A (such prices are expressed on a per pound basis by input weight, product and size).

(b)	Effective January 1 of each year during the term of this Agreement commencing in 2007, the Base Prices then in effect [ * ].

3.2
Calculation of Adjustments. As soon as the [ * ] identified in Section 3.1(b) above is available for a calendar year, HAYNES shall provide to TIMET its written determination of the adjusted Base Prices for the following year based upon the foregoing formula, and HAYNES shall supply TIMET with copies of the relevant index. In the event that TIMET finds a mistake in the calculations provided by HAYNES, TIMET shall notify HAYNES as soon as possible with an explanation of the error, and the Parties will work in good faith to make an appropriate adjustment to the adjusted Base Price.

3.3
Changes to [ * ]. If during the performance of this Agreement, the [ * ] identified in Section 3.1(b) ceases to exist or to be published, the Parties shall apply instead the relevant factor published by any successor to the [ * ] or the most compatible factor still published by the [ * ], respectively, or in the absence of both of the foregoing, such substitute factor or factors upon which the Parties may mutually agree.

3.4	Terms of Delivery and Payment.

(a)	Except as otherwise set forth herein, all prices are FOB HAYNES’ facility.

(b)
Payment is due based on terms and conditions of the Submission Sheet acknowledgement, and all payments will be due and payable within thirty (30) days of the date of the invoice. No invoice will be sent prior to completion of all relevant services without the prior written consent of TIMET. All invoices shall contain the Submission Sheet and Purchase Order Number and the description, quantity and unit price of the Titanium Conversion Services provided.

3.5
Packaging. Haynes and TIMET shall work in good faith to package Materials with respect to which Titanium Conversion Services have been provided in accordance with good commercial practice so as to protect against damage to such Materials that will result from weather or transportation. In addition, such Material will be packaged in accordance with any special requirement of the carrier to which they will be consigned for delivery. Any specified special packaging costs will be borne by TIMET.

ARTICLE 4

PRODUCTION AND QUALITY ASSURANCE MATTERS

4.1
TIMET’s Technical Assistance. In order for HAYNES to provide Titanium Conversion Services to TIMET hereunder, TIMET shall make available to HAYNES technical assistance to help HAYNES achieve TIMET’s standard process practice, operating procedures and product specification as described in Section 2.5(b)(iv).

4.2	Documentation. HAYNES shall provide copies of any documentation related to non-conformances or defects.

4.3	Acceptance Procedure.

(a)
The term “Acceptance Procedure” shall mean and refer to that procedure to be performed by TIMET the purpose of which is to verify that the Titanium Conversion Services have been performed by HAYNES in accordance with the warranty set forth in Section 6.1. TIMET shall perform the Acceptance Procedure on titanium products manufactured by HAYNES under this Agreement [ * ] following delivery by HAYNES to TIMET of the titanium product resulting from the Titanium Conversion Services.

(b)
If TIMET determines that the Titanium Conversion Services do not comply with the warranty set forth in Section 6.1, TIMET shall notify HAYNES in writing by means of a “non-conformance form” of such failures or defects within five (5) days of TIMET’s completion of the Acceptance Procedure that has resulted in the discovery of the failures or defects. In such circumstances, TIMET shall have and be entitled to the rights and remedies described in Section 5.1.

(c)
Subject to TIMET’s other rights and remedies described in Section 5.1 and Article 6, if TIMET has not notified HAYNES of any failures or defects in the Titanium Conversion Services or the titanium product resulting from the performance by HAYNES of the Titanium Conversion Services within [ * ] following delivery by HAYNES to TIMET of such titanium product, or if prior to the expiration of such [ * ] period TIMET shall have transferred title to such titanium product to a third party, TIMET shall be deemed to have accepted such product.

4.4
Ownership of Material. HAYNES disclaims any rights in the Materials delivered to it under this Agreement. All Material delivered to HAYNES by TIMET for performance of Titanium Conversion Services, including all recoverable scraps generated in the performance of the services hereunder, shall belong to and remain the property of TIMET or its designee(s) and shall be returned by HAYNES to TIMET after performance of the Titanium Conversion Services.

4.5
Risk of Loss. Risk of loss of the Material and products manufactured therefrom shall pass upon their delivery from TIMET to HAYNES for Titanium Conversion Services FOB HAYNES facility. Risk of loss of the products resulting from the Titanium Conversion Services performed by HAYNES shall pass from HAYNES to TIMET upon their delivery to TIMET FOB HAYNES facility.

4.6	Quality Assurance Matters.

(a)
Upon reasonable advance notice and during normal business hours, HAYNES shall permit TIMET to conduct a formal audit of the 4-High Facility as well as all related administrative and/or support facilities for quality assurance and control purposes (either alone or with any TIMET customer); provided, however, that such audit shall not disrupt materially the progress of the work carried out in the relevant facilities.

(b)
HAYNES agrees to maintain and keep in good working order and repair, all at its sole cost and expense, all equipment utilized by HAYNES to perform Titanium Conversion Services, which shall be deemed to mean such equipment shall, at a minimum, meet or exceed the OEM design capability and functionality for slab, plate and coil production.

(c)
HAYNES and its Affiliates shall maintain the policies and operating practices for quality control and assurance processes required to evidence aerospace and industrial qualifications required by TIMET or TIMET’s customers. Quality assurance processes include, without limitation, documentation, record retention, process improvement agreements and quality assurance system compliance and audit rights to TIMET or its customers.

ARTICLE 5

BREACH OF WARRANTY; EVENTS OF DEFAULT; REMEDIES

5.1
Remedies for Manufacturing or Product Defects Discovered by Acceptance Procedure or Discovery of Breach of Warranty. If TIMET determines by performance of the Acceptance Procedure as outlined in Section 4.3 that any Titanium Conversion Services do not comply with the warranty set forth in Section 6.1, then TIMET shall be entitled to the following remedies only:

(a)
HAYNES shall promptly, at its choice and cost, either (i) re-perform the defective Titanium Conversion Services (or any part thereof) as may be necessary to correct the failures or defects, or (ii) reimburse TIMET the amount paid by TIMET for the defective Titanium Conversion Services (or any part thereof), or if TIMET has not yet paid such amounts to HAYNES, HAYNES will not invoice TIMET for such amounts.

(b)
In addition, for any Material (in part or whole) rendered unusable as a result of HAYNES’ gross negligence, HAYNES shall promptly pay to TIMET an amount equal to the sum of the cost of the Material (as indicated by TIMET’s books and records) plus costs associated with scrap preparation minus a credit for the market value of such unusable Material at prevailing scrap prices.

5.2
Event of Default. An “Event of Default” shall mean any of the events listed below. With respect to an Event of Default listed in Section 5.2(b) or 5.2(c), HAYNES shall have thirty (30) days from the date of HAYNES’ receipt of TIMET’s notice of default to remedy such default.

(a)
The occurrence of a Change in Control of HAYNES in which the successor to HAYNES or the Operating Assets does not assume all of the obligations of the Transaction Documents; provided, however, that a CC Termination shall not constitute an Event of Default.

(b)	Failure to comply with the requirements of Section 11.1 (as such Section may be amended by the Non-Compete Amendment).

(c)
In the event that the On-Time Delivery Rate and/or the QTP Rate is less than [ * ] for two (2) consecutive months or less than [ * ] for any one (1) month; provided, however, that a failure to achieve either the On-Time Delivery Rate and/or the QTP Rate for the mutually agreed upon incremental volume increases set forth in clauses (i) and (ii) of Section 2.1(b) during the first month following each such agreed upon incremental volume increase shall not be deemed to be an Event of Default so long as Haynes is using commercially reasonable efforts during such one-month period to achieve each such incremental volume increase.

5.3	Remedies.

(a)
Upon the occurrence of an Event of Default that has not been remedied within the 30-day cure period set forth in Section 5.2 (if applicable), TIMET may terminate this Agreement immediately upon written notice, in which event (x) the outstanding principal balance of the Option Note, and all accrued and unpaid interest thereon, and the entire unearned portion of the Fee (as defined in the Access and Security Agreement) shall be immediately due and payable and (y) Haynes shall pay in good funds to TIMET within five (5) business days following such termination Twenty Five Million Dollars ($25,000,000) as liquidated damages (the “Liquidated Damages”). The Parties agree and acknowledge that TIMET’s actual Damages in the event of an Event of Default would be extremely difficult or impracticable to ascertain and that the Liquidated Damages represent the Parties’ reasonable estimate of such Damages. Upon the occurrence of an Event of Default set forth in Section 5.2(c) that is the result of Force Majeure (as defined in Section 8.1), TIMET’s sole remedy shall be to terminate this Agreement upon written notice; provided that TIMET shall have no obligation to terminate this Agreement in such event, but without waiver of such right of termination, TIMET may elect to terminate this Agreement at any time that an event of Force Majeure is continuing; provided, further, that TIMET’s right to terminate this Agreement as a result of any such event shall cease at such time as the related event of Force Majeure ceases. In the event that TIMET elects to terminate this Agreement upon an Event of Default that is the result of Force Majeure, the outstanding principal balance of the Option Note, and all accrued and unpaid interest thereon, and fifty percent (50%) of the unearned portion of the Fee shall be immediately due and payable to TIMET; however, no Liquidated Damages shall be due or payable.

(b)
Upon the occurrence of an Event of Default listed in Section 5.2(a) or 5.2(b) hereof that has not been remedied within the 30-day cure period set forth in Section 5.2 (if applicable), in addition to the remedy set forth in Section 5.3(a), TIMET shall have all rights and remedies at law or in equity against HAYNES or any HAYNES Successor for (i) specific performance or other equitable relief and (ii) damages in an amount equal to the excess, if any, of (x) TIMET’s actual, consequential and incidental damages arising from the unremedied Event of Default, over (y) the Liquidated Damages.

(c)
Upon the occurrence of an Event of Default listed in Section 5.2(c) hereof, in addition to the remedy set forth in Section 5.3(a), the Base Prices shall be reduced by twenty five percent (25%) until the Event of Default is cured or TIMET elects to terminate the Agreement and receive repayment of the balance of the Option Note, and all accrued and unpaid interest thereon, the entire unearned portion of the Fee (as defined in the Access and Security Agreement) and the Liquidated Damages.

(d)
In addition to the remedies set forth in this Agreement, the Parties shall be afforded the rights and remedies set forth in the Access and Security Agreement, including the TIMET remedies set forth in Section 8 of the Access and Security Agreement and the Haynes Remedies set forth in Section 12 of the Access and Security Agreement.

ARTICLE 6

WARRANTY

6.1
HAYNES Warranty. HAYNES warrants to TIMET that the Titanium Conversion Services rendered to TIMET by HAYNES shall be performed in a good and workmanlike fashion in accordance with industry standards and TIMET’s specified process practice, operating procedures and product specifications consistent with the terms set forth in the Submission Sheet.

6.2	Investigation of Claims. The Parties agree that any claim relating to an alleged breach of the foregoing warranty by HAYNES shall be investigated jointly by TIMET and HAYNES.

6.3
Remedies for Breach of Warranty. TIMET shall notify HAYNES of any breach of warranty in Section 6.1 after TIMET has discovered such breach. If it is determined that HAYNES has breached the warranty in Section 6.1, TIMET shall be entitled solely to the remedies set forth in Section 5.1.

ARTICLE 7

INSURANCE; INDEMNIFICATION

7.1
Insurance. As long as this Agreement is in effect and for a period of six (6) years thereafter, HAYNES shall maintain (or its Affiliates shall maintain on HAYNES’ behalf), at their respective sole cost, the following type of insurance with insurers reasonably acceptable to TIMET:

(a)
Commercial General Liability Insurance. The policy shall have a minimum combined single limit of $1,000,000 per occurrence for bodily injury and property damage with a minimum aggregate limit of $2,000,000. The policy shall include products/completed operations, contractual, fellow-employee, broad form property damage, and contractor-protective coverages as well as coverage for the hazards of explosion, collapse and underground (XCU). The policy shall include a cross liability/severability of interests provision and coverage shall be on an “occurrence” basis. The policy form shall be no less broad than the latest version issued by the Insurance Services Office (aka ISO).

(b)	Workers’ Compensation/Employers Liability Insurance. The policy shall have the following limits:

Workers’ Compensation - Statutory
Employers Liability - $500,000 per occurrence

The policy shall have alternative employer and borrowed servant coverage.

If HAYNES shall be a qualified self-insurer for purposes of state workers compensation, evidence of such qualification shall be sufficient to waive the requirement that workers compensation insurance be maintained. However, HAYNES agrees to waive subrogation for any payments that it (or its third party administrator) may make as a qualified self-insurer.

(c)
Business Interruptions and Property Floater. The policy will cover all risk of loss or damage to all of the Operating Assets from fire, theft, malicious mischief, explosion, water and all other hazards or risks of physical damage included within the meaning of the term “extended coverage.” The limit shall be at least equal to the replacement cost of the Operating Assets. The policy will also contain business interruption coverage.

(d)
All the insurance policies shall provide a waiver of subrogation in favor of TIMET. In addition, the general liability insurance policy or policies and the policy insuring against property damage shall name TIMET as an Additional Insured.

(e)	Certificate of Insurance. Within a reasonable time after signing this Agreement, HAYNES shall provide TIMET with an insurance certificate(s) as evidence that the required insurance is in force.

(f)
Renewals. HAYNES will provide renewal certificates to TIMET as long as this Agreement is in force. Such certificates shall specify that TIMET shall be given thirty (30) days notice prior to cancellation, material change or notice of non-renewal of any of the required insurance policies. The certificates shall also specify that HAYNES’ insurance shall be primary in the event of any duplication with that of TIMET. If requested, HAYNES shall provide TIMET with copies of the required insurance policies.

7.2
Indemnification and Waiver. HAYNES agrees to defend and indemnify TIMET, its employees, directors, stockholders officers and agents for any claims, costs, expenses (including reasonable attorney fees) or liability arising from injury (including death and disease) or Damage that arises out of HAYNES’ performance of the Titanium Conversion Services under this Agreement unless such injury or Damage shall be the result of the sole negligence of TIMET. TIMET shall provide HAYNES with notice of any matters that qualify for indemnification as soon as practicable. The foregoing indemnity shall not apply to claims, costs, expenses or liability arising from injury or Damage resulting from products produced by HAYNES through the performance of Titanium Conversion Services. With the exception of TIMET’s obligations under Section 4(b)(ii) of the Access and Security Agreement, in no event shall TIMET be liable for damage to, or loss of, HAYNES’ property, equipment or tools or that of HAYNES’ employees or sub-contractors regardless of the actual or alleged negligence of TIMET. HAYNES shall indemnify TIMET for any such claims.

ARTICLE 8

FORCE MAJEURE; CONTINGENCIES

8.1
Force Majeure. The occurrence of an event such that delivery of the Titanium Conversion Services is prevented by any cause, whether foreseeable or unforeseeable, beyond HAYNES’ reasonable control shall be deemed an event of Force Majeure (a “Force Majeure”), including, without limitation, the following causes: acts of God; judgments or orders of any court; a change in the laws that would expressly prohibit HAYNES’ performance of the Titanium Conversion Services; power failure; a catastrophic breakdown of the Operating Assets; acts of war; acts of terrorism, riot, civil strife, insurrection or rebellion; labor disputes; or fire, explosion, earthquake, storm, flood or other severe weather condition. The term “Force Majeure” shall not be construed, however, to include commercial impracticability.

8.2
Notice; Mitigation. As soon as practicable after the occurrence of Force Majeure, HAYNES shall give notice to TIMET of the suspension of performance (stating therein the nature of the suspension, the obligation(s) likely to be affected, the reasons therefor, and a reasonable, good faith estimate of the period of time during which provision of the Titanium Conversion Services is expected to be prevented), and thereupon the contractual delivery schedule or dates of completion shall be extended by a period of time as necessary to reflect the effect of the delay. HAYNES shall take all reasonable steps to minimize the impact of the Force Majeure under this Agreement and shall resume provision of the Titanium Conversion Services as soon as reasonably possible. The Parties agree to negotiate in good faith during the continuance of any Force Majeure with respect to possible ways to minimize the effects of the Force Majeure on the Parties.

ARTICLE 9

CONFIDENTIALITY

9.1
Obligations. During the term of this Agreement and for a ten (10) year period thereafter, no Party shall disclose to any third party (including without limitation, any subcontractor of such Party) any “Confidential Information” (as defined below) of any other without such Party’s prior written consent.

9.2
Confidential Information Defined. “Confidential Information” means all confidential or proprietary information in whatever form furnished by or on behalf of one Party to the other Party, except information which the receiving Party can demonstrate that it:

(a)	is generally available to, or known by, the public other than by reason of disclosure by the receiving Party;

(b)	was obtained by the receiving Party from a source other than the other Party hereto; provided, however, that such source was not bound by a duty of confidentiality with respect to such information;

(c)	was in the lawful possession of the receiving Party prior to the date of this Agreement without confidentiality restrictions; or

(d)	is intentionally made available by the disclosing Party to a third person on an unrestricted basis.

9.3	Exceptions. The restrictions set forth in Section 9.1 above shall not be deemed to include disclosures:

(a)
to officers, directors, employees, agents, lenders, contractors, or representatives of a Party or an Affiliate of such Party who need to know such information and agree to be bound by the terms hereof;

(b)	required to be made by law, rule, regulation, order of any court or regulatory body, discovery request, civil investigative demand, or judicial process; or

(c)
to report the terms of this Agreement or file this Agreement as an exhibit as required by applicable laws or regulations concerning financial reporting or disclosure, subject to each Party’s requirement to seek to protect proprietary or confidential information contained in this Agreement by way of protective order, confidential treatment request or similar process.

ARTICLE 10

PROVISION OF TITANIUM PRODUCTS

During the term of this Agreement, upon request, TIMET will supply to HAYNES titanium sheet and plate products of up to two hundred thousand (200,000) pounds per year in each of 2007 through 2011, up to three hundred thousand (300,000) pounds per year in each of 2012 through 2016 and up to five hundred thousand (500,000) pounds per year in each of 2017 through the end of the term of this Agreement; provided, however, that in any year, TIMET’s supply of hot-rolled alloy sheet products cannot exceed 25% of the total volume of titanium plate sheet products supplied by TIMET. Each purchase and sale shall be made by separate purchase orders placed by Haynes, and acknowledged within a reasonable time by TIMET, and such purchases and sales shall be subject to the prevailing market prices, lead-times, warranties and other terms and conditions applicable to TIMET customers who place orders on an order-by-order basis. In the event of any conflict between this Agreement and either of the HAYNES’ conditions of purchase or the corresponding TIMET sales acknowledgement, this Agreement shall prevail. In the event of any conflict between a HAYNES purchase order and the corresponding TIMET sales acknowledgement, the documents shall be interpreted together under the Uniform Commercial Code of the State of Delaware.

ARTICLE 11

NON-COMPETITION

11.1
Non-Compete Obligations. In view of, among other things, the payment of the Fee by TIMET to HAYNES, the proprietary information and technical assistance to be made available to HAYNES and TIMET’s provision of the titanium products as set forth in Article 10, during the term of this Agreement, HAYNES (including its Affiliates) shall not, except as contemplated in this Agreement with respect to the performance of Titanium Conversion Services for the benefit of TIMET and its Affiliates or designees, directly or indirectly through any Affiliate or other person in which it has an equity interest, anywhere in the world, (i) provide, directly or indirectly, Titanium Conversion Services with the Operating Assets to any third party, or grant any third party access to, or the right to use, either directly or indirectly, the Operating Assets for purposes of performing any Titanium Conversion Services; or (ii) engage in the manufacturing of titanium or titanium alloys other than cold reduced titanium seamless tubing (except as specifically permitted in this Agreement). In the event that TIMET has not fulfilled its obligations under Article 10 hereof relating to TIMET’s supply of titanium sheet and plate products to HAYNES, HAYNES shall be relieved of its obligations under clause (ii) of this Article 11 for the period in which such product shortfall occurred (on an annualized basis) but only to the extent of the actual product supply shortfall.

11.2
Non-Compete Amendment. In the event of a Change in Control, the successor to HAYNES or its assets (the “HAYNES Successor”) shall have the option to amend the provisions of Section 11.1(i) as described below by providing written notice to TIMET of the exercise of such option within twelve (12) months of the effective date of such Change in Control (the “Non-Compete Amendment”). Upon exercise of the option, the HAYNES Successor shall be required to pay TIMET a non-refundable fee (the “Non-Compete Amendment Fee”) within five (5) business days following TIMET’s receipt of such notice of exercise in the amount of $15,000,000 in immediately available U.S. funds. If HAYNES exercises the option and pays TIMET the Non-Compete Amendment Fee, the unearned portion of the Fee shall be reduced by the amount of the Non-Compete Amendment Fee.

11.3
Non-Compete Amendment Provision: Upon the HAYNES Successor’s exercise of the option with respect to the Non-Compete Amendment and payment of the Non-Compete Amendment Fee, Section 11.1(i) shall be deleted in its entirety and replaced with the following provision:

(i) provide, directly or indirectly, Titanium Conversion Services with the Operating Assets to any third party, or grant any third party access to, or the right to use, either directly or indirectly, the Operating Assets for purposes of performing any Titanium Conversion Services; provided, however, that the HAYNES Successor shall be permitted, subject to TIMET’s rights under this Agreement, to perform Titanium Conversion Services using the Operating Assets for itself, its Affiliates or any third party up to a maximum aggregate amount of ten (10) million output pounds of flat-rolled titanium products on an annual basis.

11.4
No Further Changes; Conditions With the exception of the provision contained in Section 11.3 hereof, the Non-Compete Amendment shall not be construed to amend or modify any other term or condition of this Agreement or the Transaction Documents. The HAYNES Successor shall be permitted to exercise the option with respect to the Non-Compete Amendment only if such successor (i) has assumed all of the obligations of HAYNES under this Agreement and the Transaction Documents and (ii) is not in default of this Agreement or the Transaction Documents.

ARTICLE 12

GOVERNING LAW; SETTLEMENT OF DISPUTES

12.1	Governing Law. This Agreement shall be governed, interpreted, construed and enforced in accordance with the laws of the State of Delaware without recourse to the law regarding the conflicts of law.

12.2 Voluntary Settlement of Disputes; Voluntary Arbitration.

(a)
If there shall be any Dispute, the representatives of the Parties should use their best efforts to resolve the matter on an amicable basis and in a manner fair to the Parties hereto. If one Party notifies another Party that a Dispute has arisen and the Parties are unable the resolve such Dispute within a period of thirty (30) days from such notice, then the matter may be referred to senior executive officers (Chief Operating Officer or its equivalent) of HAYNES and TIMET for attempted resolution, who shall have a further sixty (60) days from such notice (or such time as both Parties shall mutually agree) to attempt to resolve such Dispute. No recourse to arbitration under this Agreement shall take place unless and until such procedure has been followed.

(b)
If a Dispute is not resolved in the manner and within the period described in Section 12.2(a), any Party may make a written demand that the dispute be resolved through binding arbitration (an “Arbitration Demand”) in accordance with the procedures set forth below.

(c)
Any Arbitration Demand shall state specifically the nature of the claim(s), the relevant time periods, the document(s) if any that are alleged to govern the dispute, the names of any relevant known witnesses associated with the either of the parties, the identification of any third parties that may be relevant to the dispute, a specific dollar amount alleged to be owing, if any, and any other specific information that may be necessary to define the nature of the dispute. The party receiving the Arbitration Demand shall provide a written response (an “Arbitration Response”) within ten (10) days after receiving the Arbitration Demand. The Arbitration Response may be a simple denial or may set forth in writing any counterclaims including the same type of information required in an original Arbitration Demand. If an Arbitration Response includes any counterclaims or proposals, then the party originally demanding the Arbitration may reply within ten (10) days after receiving the Arbitration Response. If any party fails to respond to any notice, the party shall be deemed to deny the demand.

(d)
The arbitration shall be handled by a single neutral arbitrator. The Arbitration Demand shall also include the name of one (1) person proposed to serve as an arbitrator to decide the dispute. If the designated person is not acceptable to the other party, then the party responding to the Arbitration Demand shall propose the name of one (1) arbitrator. If that person is unacceptable to the party seeking the Arbitration, then both parties shall cooperate to select a mutually agreeable arbitrator. In the event that the Parties cannot agree to the selection of a single neutral arbitrator, the Parties shall submit the selection of the arbitrator to the procedures for the selection of an arbitrator set forth by the American Arbitration Association, “JAMS” or a similar recognized alternative dispute resolution body agreed upon by the Parties. The fees and expenses of the neutral arbitrator shall be split by the parties unless the Arbitration Award provides differently.

(i)	The Arbitration shall be held in Wilmington, Delaware as soon as possible within ninety (90) calendar days after the selection of arbitrator who will hear the case.

(ii)
Each Party shall have the right to engage in reasonable pre-arbitration discovery in the form of requests for production of documents and depositions as allowed by the arbitrator. Presentation of the case shall include: opening statements, testimony of necessary witnesses, stipulated or properly authenticated documents, and closing statements. No documents may be submitted as evidence unless the documents have been provided to the opposing party in advance of the arbitration as allowed by the arbitrator. Either party may demand that a transcript of the hearing be prepared. If such a demand is made, then the parties shall each pay one-half of the cost of the transcript.

(iii)
The arbitrator shall issue a reasoned decision in writing within thirty (30) days of the arbitration. Delaware law, in conjunction with any applicable federal law, shall be used by the arbitrator to decide all questions, claims or disputes, notwithstanding any choice of law provisions to the contrary. The arbitrator shall have the authority to order the losing party to pay some or all or the fees and expenses of the arbitration proceeding to the prevailing party as part of the arbitration award, including but not limited to any expert witness fees. The arbitrator shall not have the authority to award any incidental, consequential, special (including multiple or punitive), or other indirect damages to the other party, whether such claim arises under contract, tort (including strict liability) or other theory of law. The decision shall be final and binding on the parties, except that either party may appeal as provided in the Delaware Arbitration Act.

(iv)	The arbitration award reasoned decision may be enforced in any court having jurisdiction of the parties and the subject matter.

Notwithstanding anything to the contrary set forth herein, it is the express intention of the Parties that the provisions, procedures and requirements of this Section 12.2 are entirely voluntary. The alternative dispute resolution and arbitration provisions, procedures or requirements of this Section 12.2 shall not apply to any Dispute between the Parties absent the Parties’ mutual written agreement to submit a Dispute to the provisions, procedures and requirements contained in this Section 12.2.

ARTICLE 13

TERM AND TERMINATION

13.1
Term. This Agreement shall become effective commencing on the date on which the last of the following conditions is met and shall continue until the date twenty (20) years after the commencement date unless earlier terminated pursuant to Section 13.2:

(a)	Execution and delivery of this Agreement and the Access and Security Agreement; and

(b)	TIMET’s payment to HAYNES of the Fee as described in Section 2(c) of the Access and Security Agreement.

Upon the commencement of the term of this Agreement, HAYNES shall execute and deliver, or cause to be executed and delivered, to TIMET the non-disturbance agreement pursuant to Section 3(c) of the Access and Security Agreement and such further instruments and documents, and shall take such further action as TIMET may reasonably request, for the purpose of obtaining the full benefits of this Agreement and the Access and Security Agreement and of the rights and powers granted herein and therein, and TIMET shall be authorized by HAYNES to file one or more financing statements, and amendments thereto, relating to the Collateral (as defined in the Access and Security Agreement).

13.2	Termination. This Agreement may be terminated as set forth herein below.

(a)
TIMET may terminate this Agreement upon written notice of termination to HAYNES (i) upon the occurrence of an Event of Default that has not been remedied within the 30-day cure period set forth in Section 5.2 (if applicable), or (ii) upon TIMET’s exercise of its rights under Section 8(b) of the Access and Security Agreement.

(b)
HAYNES may terminate this Agreement upon written notice of termination to TIMET if at any time more than 50% of all undisputed outstanding invoices issued to TIMET have been unpaid for a period of thirty (30) days following TIMET’s receipt of written notice of default from HAYNES.

(c)
Upon a Change in Control of HAYNES, a HAYNES Successor shall have the right to terminate this Agreement (a “CC Termination”) by providing written notice of termination to TIMET within twelve (12) months of the effective date of such Change in Control, and such CC Termination shall become effective upon the last day of the ten- (10) year period following the date on which the notice is received by TIMET (the “Effective Termination Date”). As a result of its election of a CC Termination, the HAYNES Successor shall be required to pay to TIMET a termination fee that is equal to (i) Twenty Five Million Dollars ($25,000,000) plus (ii) the entire unearned portion of the Fee calculated as of the Effective Termination Date (the “Termination Fee”). The Termination Fee shall be due and payable to TIMET in equal monthly payments during the period beginning upon TIMET’s receipt of the notice of termination and ending upon the Effective Termination Date. Upon its election of a CC Termination, HAYNES shall deliver to TIMET a promissory note substantially in the form attached hereto as Exhibit B in the amount of the Termination Fee and with a payment schedule as reflected in this Section 13.2(c); provided, however, that the Termination Fee shall not bear interest prior to maturity, and, therefore, the interest provisions in Exhibit B (other than the Default Rate (as defined in Exhibit B) shall be deleted; provided, further, that upon a default thereunder, the Termination Fee shall bear interest at the Default Rate.

13.3
Consequences of Termination. As a consequence of termination of this Agreement by any Party in accordance with this Article 13, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party to the other (except for liability of any Party then in breach under this Agreement for such breach).

13.4
Waiver. Any waiver of the option to terminate this Agreement shall not constitute a waiver of the right to claim Damages or the right to terminate this Agreement for any subsequent breach or occurrence of the same or other events herein specified.

13.5
Survival. The obligations of the Parties under Articles 5 (Breach of Warranty; Events of Default; Remedies), 6 (Warranty), 7 (Insurance; Indemnification), 9 (Confidentiality), 12 (Governing Law; Settlement of Disputes) and 13 (Term and Termination) shall survive termination or expiration of this Agreement.

ARTICLE 14

GENERAL

14.1
Assignment. All of the terms, covenants, obligations, warranties, and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, HAYNES shall be permitted to assign this Agreement to its successor in connection with a Change in Control provided that such successor assumes all of HAYNES’ obligations under this Agreement and each of the other Transaction Documents. Except in reference to TIMET’s successor(s) and permitted assignee(s), the term designee(s) as used in this Agreement shall not be construed to alleviate TIMET from its obligations hereunder or permit TIMET to assign its rights hereunder.

14.2
Severability. If any provision of this Agreement or application of any such provision to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

14.3
Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by verified facsimile (with confirmation copy sent by courier) or three (3) business days after being sent by courier, in each case addressed as follows:

If to TIMET:

Titanium Metals Corporation
         PO Box 309
                                 Toronto, OH 43964
                                 Attn: Jim Pieron, Vice President of Manufacturing Strategy
                                 Facsimile: (740) 537-5776

With a copy to:

Titanium Metals Corporation
Three Lincoln Centre
5430 LBJ Freeway
Suite 1700
Dallas, TX 75420
Attn: General Counsel
Facsimile: (972) 448-1445

If to HAYNES:

Haynes International, Inc.
1020 West Park Avenue
P.O. Box 9013
Kokomo, Indiana 46904-9013
Attn: Marcel Martin, Chief Financial Officer
Facsimile: (765) 456-6526

Attn: Stacy S. Kilian, V.P. - General Counsel
Facsimile: (765) 456-6935

With a copy to:

Ice Miller LLP
One American Square
34th Floor
Indianapolis, IN 46282-0200
Attn: Stephen J. Hackman
Facsimile: (317) 592-4666

Each Party mentioned herein may change its address or facsimile number to which such communications, notices, requests or demands are to be directed to it by giving written notice to the others in the manner described in this Section 14.3.

14.4
Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the any Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled in accordance with the applicable law set forth in Section 12.1.

14.5	No Third Party Beneficiaries. This Agreement shall not be deemed to create or confer, nor shall the same create or confer, any rights on or upon third parties.

14.6
Amendment; Waiver. This Agreement may be amended, modified, supplemented, superseded or cancelled, and any of the terms, covenants, guarantees, warranties, or conditions hereof may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, guarantee, or warranty contained in this Agreement shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, guarantee, or warranty.

14.7
Captions. The captions contained in this Agreement are solely for purposes of identification and convenient reference only and shall in no way affect, alter or vary the meaning, construction or interpretation hereof or thereof.

14.8
Integration. The exhibits to this Agreement are hereby incorporated by reference in their entirety. If there is any inconsistency among this Agreement or any of its exhibits, this Agreement shall prevail over the other documents.

14.9	Effectiveness of this Agreement. This Agreement shall be effective upon the completion of the following conditions:

(a)	TIMET’s perfection of its first priority interest in the Collateral (as defined in the Access and Security Agreement); and

(b)	TIMET’s payment of the Fee.

IN WITNESS HEREOF, the Parties have duly executed this Agreement as of the date first written above.

TITANIUM METALS CORPORATION

By: /s/BOBBY D. O'BRIEN

Name: Bobby D. O'Brien

Title: Chief Financial Officer

HAYNES INTERNATIONAL, INC.

By: /s/ FRANCIS J. PETRO

Name: Francis J. Petro

Title: President & CEO

Exhibit A: Product, Price List and Maximum Cycle Times

[ * ]

EXHIBIT B

FORM OF PROMISSORY NOTE

$[up to 12,000,000.00]        __________, 20__

FOR VALUE RECEIVED, the undersigned, HAYNES INTERNATIONAL, INC., a Delaware corporation (“Maker”), hereby promises to pay to the order of TITANIUM METALS CORPORATION, a Delaware corporation (“Payee”), at its address at 3 Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 76240, in lawful money of the United States of America, the principal sum of [up to TWELVE MILLION AND NO/100 DOLLARS ($[up to 12,000,000.00]), in installments as follows:

(a)
Twenty-three (23) successive substantially equal quarterly installments of principal, plus accrued and unpaid interest, shall be made quarterly on March 31, June 30, September 30 and December 31 of each year, commencing on the quarter that begins eighteen (18) months from the Loan Date (as defined in the Conversion Services Agreement dated as of November 17, 2006 by and between Make and Payee; and

(b)
A final installment in the amount of the entire principal balance then remaining unpaid, plus all accrued and unpaid interest, shall be due and payable on ______________, 20__ [six years from the date made].

The outstanding principal balance hereof shall bear interest prior to maturity at the rate equal to the Prime Rate plus one percent (1.00%) per annum; provided that all past due principal and (to the fullest extent permitted by law) interest and other amounts payable by Maker under this Note shall bear interest at the Default Rate (hereinafter defined). Interest payable at the Default Rate shall be payable from time to time on demand. Interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued.

Maker shall have the right to prepay, at any time and from time to time without premium or penalty, the entire unpaid principal balance of this Note or any portion thereof, and any such prepayment to be made together with the payment of interest accrued on the amount of principal being prepaid through the date of such prepayment, and any such partial prepayments to be applied in inverse order of maturity to the last maturing installment(s) of principal.

Notwithstanding anything to the contrary contained herein, no provisions of this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate (hereinafter defined). If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Maker nor the sureties, guarantors, successors or assigns of Maker shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Maker and Payee shall, to the extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Rate.

As used herein, the following terms shall have the following meanings:

“Default Rate” means the lesser of (a) the Maximum Rate or (b) the sum of the Prime Rate plus the ten percent (10.00%) per annum.

“Maximum Rate” means the maximum nonusurious rate of interest permitted to be charged by the holder hereof under applicable federal or Delaware laws.

“Prime Rate” means, at any time, the rate of interest per annum reported in the “Money Rates” column of the Wall Street Journal as the prime rate then in effect, or such other rate of interest mutually acceptable to the Maker and the Payee. In the event the Wall Street Journal ceases publication or ceases to publish the prime rate, the Payee shall select a comparable publication and provide notice thereof to the Maker. Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect without notice to the Maker at the time of such change in the Prime Rate.

This Note is secured by that certain Access and Security Agreement, dated ___________, 2006, between Maker and Payee (as the same may be amended, modified, supplemented or restated from time to time, the “Access and Security Agreement”).

Maker shall be in default hereunder upon the happening of any of the following events or conditions (each such event or condition hereinafter referred to as an “Event of Default”):

(a)	Maker shall fail to pay when due any principal of or other amount due on this Note and such failure shall continue for five (5) days after the date such payment becomes due.

(b)	The occurrence of a Default under and as defined in the Access and Security Agreement.

Upon the occurrence of any Event of Default, the holder hereof may, at its option, declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, and the holder hereof shall have the right to foreclose or otherwise enforce all liens or security interests securing payment hereof, or any part hereof, and offset against this Note any sum or sums owed by the holder hereof to Maker. Failure of the holder hereof to exercise this option shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default.

If the holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay all collection costs and fees incurred by the holder, including reasonable attorneys’ fees.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NOTE AGAINST MAKER OR ANY OTHER PARTY EVER LIABLE FOR PAYMENT OF ANY SUMS OF MONEY PAYABLE ON THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN NEW CASTLE COUNTY, DELAWARE. MAKER AND EACH SUCH OTHER PARTY HEREBY IRREVOCABLY (I) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (II) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF PAYEE TO BRING ANY ACTION OR PROCEEDING AGAINST MAKER OR ANY OTHER PARTY LIABLE HEREUNDER OR WITH RESPECT TO ANY COLLATERAL IN ANY STATE OR FEDERAL COURT IN ANY OTHER JURISDICTION. ANY ACTION OR PROCEEDING BY MAKER OR ANY OTHER PARTY LIABLE HEREUNDER AGAINST PAYEE SHALL BE BROUGHT ONLY IN A COURT LOCATED IN NEW CASTLE COUNTY, DELAWARE.

Except for notices required by the definition of “Default” in the Access and Security Agreement, Maker and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any said indebtedness, or to release or substitute part or all of the collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

THIS NOTE AND ALL OTHER INSTRUMENTS, DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED BY MAKER IN CONNECTION WITH THE INDEBTEDNESS EVIDENCED BY THIS NOTE REPRESENT THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

HAYNES INTERNATIONAL, INC.

By:
Name:
Title:

I/1889035.2